                                  EXHIBIT 99.1
GRACE NEWS




                                                        CORPORATE COMMUNICATIONS

                                                        W. R. Grace & Co.
                                                        7500 Grace Drive
                                                        Columbia, MD 21044



CONTACT:          Media Relations:                 Investor Relations:
                  Greg Euston                      Bridget Sarikas
                  (212) 468-3734                   (410) 531-4194



                 GRACE REPORTS SECOND QUARTER FINANCIAL RESULTS


COLUMBIA, Maryland, July 21, 2004 -- W. R. Grace & Co. (NYSE: GRA) today reported that 2004 second quarter sales totaled $572.4 million compared with $503.4 million in the prior year quarter, an increase of 13.7%. Revenue from higher volumes and improved product mix accounted for most of the increase, with the remainder primarily attributable to favorable currency translation and acquisitions. Grace reported second quarter net income of $21.3 million, or $0.32 per share, compared with $6.5 million, or $0.10 per share, in the second quarter of 2003. Pre-tax income from core operations in the second quarter of 2004 was $49.3 million compared with $33.6 million in the second quarter of 2003, a 46.7% increase, reflecting higher sales and cost structure improvements from productivity initiatives. "This is the fourth consecutive quarter with strong performance from our businesses," said Grace's Chairman and Chief Executive Officer Paul J. Norris. "Each business segment contributed sales and profit increases, capitalizing on stronger economic activity worldwide and delivering on our strategic growth and productivity initiatives."

For the first six months of 2004, Grace reported sales of $1,090.9 million, a 15.0% increase over 2003. Favorable currency translation accounted for about one-third of the increase. Net income through June 2004 was $37.1 million or $0.56 per share, compared with net income of $4.2 million, or $0.06 per share, through June 2003. The year-to-date improvement in net income is primarily attributable to higher pre-tax income from core operations, which was $87.8 million in 2004 compared with $47.1 million in 2003 (with operating margins at 8.0% compared with 5.0% last year). The increase in operating profit and margins was principally attributable to strong sales growth, cost structure improvements from productivity initiatives and favorable foreign currency translation.

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                                      -2-
CORE OPERATIONS

DAVISON CHEMICALS

REFINING TECHNOLOGIES AND SPECIALTY MATERIALS

Second quarter sales for the Davison Chemicals segment were $297.8 million, up 13.8% from the prior year quarter, reflecting improved economic conditions. Excluding the effects of favorable currency translation, sales were up 10.8% for the quarter. During the second quarter, Grace realigned its Davison product groups into "refining technologies" (which includes catalysts and other products and services used by petroleum refiners) and "specialty materials" (which includes silica and separations products, polyolefin and other chemical catalysts, and other products used in a broad range of industrial and consumer applications). All sales information for the Davison Chemicals segment has been restated to reflect this realignment. Sales of refining technologies products in the second quarter were $168.5 million, up 10.9% compared with the prior year quarter (9.0% after accounting for favorable currency translation). Most of the increase resulted from favorable product mix factors, including sales of higher performing catalysts, and added revenue from the pass-through of certain raw material costs. Sales of specialty materials products were $129.3 million, up 17.9% compared with the second quarter of 2003, with currency effects primarily from the stronger Euro contributing about 4.6 percentage points of the increase. Strong volume in all key regions from catalyst products and silica materials was the primary reason for the sales increase. Improvement was also attributable to growth programs for silica products used in separations and coatings applications.

Operating income of the Davison Chemicals segment for the second quarter was $37.5 million, 37.4% higher than the 2003 second quarter. Operating margin was 12.6%, higher than the prior year quarter by 2.2 percentage points. The increase in operating income was driven primarily by improved sales in North America and in Europe, as well as foreign currency translation effects. Second quarter operating margin was enhanced by favorable product mix and lower manufacturing costs.

Year-to-date sales for the Davison Chemicals segment were $568.7 million, up 13.6% from 2003 (excluding currency translation impacts, sales were up 8.9%). Year-to-date operating income was $69.5 million, compared with $47.6 million for the prior year, a

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                                      -3-


46.0% increase. Year-to-date operating results reflect similar economic conditions and cost factors to those experienced in the second quarter.

PERFORMANCE CHEMICALS

CONSTRUCTION CHEMICALS, BUILDING MATERIALS, AND SEALANTS AND COATINGS

Second quarter sales for Performance Chemicals were $274.6 million, a record second quarter for this business segment and up 13.6% from the prior year quarter. Favorable currency translation accounted for 3.6 percentage points of the increase. Sales of specialty construction chemicals, which include concrete admixtures, cement additives and masonry products, were $138.0 million, up 21.1% versus the year-ago quarter (17.2% excluding favorable currency translation impacts). Revenues from an October 1, 2003 acquisition in Germany accounted for about one-third of the increase. Sales were up in all geographic regions, mainly reflecting the continued success of growth initiatives. Sales of specialty building materials, which include waterproofing and fire protection products, were $66.1 million, up 10.9% compared with the second quarter of 2003 (up 8.2% excluding favorable currency translation impacts). The second quarter results reflect strong sales of waterproofing materials, particularly underlayments for residential re-roofing and tapes for window/door flashing. Sales of fire protection products were about even with the prior year, leveling off after several quarters of decline caused by changes in building codes. Sales of specialty sealants and coatings, which include container sealants, coatings and polymers, were $70.5 million, up 3.4% compared with the second quarter of 2003 (about even with the prior year excluding favorable currency translation impacts). Higher sales in coatings and closure sealants, particularly outside North America, offset lower volumes of can sealants.

Operating income for the Performance Chemicals segment was $38.9 million, compared with $25.8 million in the prior year quarter, a 50.8% increase and also a record for a second quarter. Operating margin of 14.2% was 3.5 percentage points higher than the 2003 second quarter margin. Improved operating income and margins reflect increased sales volume from all product lines and the success of productivity and cost containment programs across the business segment.

Year-to-date sales of the Performance Chemicals segment were $522.2 million, up 16.7% from 2003 (excluding currency translation impacts, sales were up 11.6%). Year-to-date


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                                      -4-


operating income was $66.5 million compared with $37.9 million for the prior year, a 75.5% increase, reflecting strong sales in all key regions, including sales from the German acquisition, and positive results from productivity and cost containment initiatives.

CORPORATE COSTS AND OTHER MATTERS

Second quarter corporate costs related to core operations were $27.1 million, a $7.6 million increase from the prior year quarter, and year-to-date corporate costs were $48.2 million, $9.8 million higher than last year. The second quarter and year-to-date increases are primarily attributable to performance-related compensation. In addition, effective in March 2004, Grace began accounting for currency fluctuations on a (euro)292 million intercompany loan between Grace's subsidiaries in the United States and Germany as a component of operating results, instead of as a component of other comprehensive income. In May 2004, Grace entered into a series of forward currency contracts designed to mitigate the financial exposure to this euro-based loan. The net change in currency value related to this loan was $8.8 million unfavorable in the second quarter and $10.4 million unfavorable year-to-date, and is included in pre-tax (loss) from noncore activities in Grace's segment basis presentation.

During the second quarter, Grace completed an experience study of the assumptions and data that underlie its liability measurement for its U.S. qualified defined benefit pension plans. Based on that study, the accumulated benefit obligation of such plans as of the December 31, 2003 measurement date was increased by approximately $55.0 million (7% of the aggregate liability), mainly due to longer estimated life spans. This change has been accounted for within Grace's balance sheet as an increase to the recorded minimum pension liability and the accumulated comprehensive loss account (net of tax effects) reflected in shareholders' equity (deficit).

CASH FLOW AND LIQUIDITY

Grace's year-to-date cash flow provided by operating activities was $85.8 million for 2004, compared with $35.7 million for the comparable period of 2003. Year-to-date pre-tax income from core operations before depreciation and amortization in 2004 was $141.3 million, 45.5% higher than 2003. These results reflect the higher income from core


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                                      -5-

operations described above. Cash used for investing activities was $22.1 million through June 2004, primarily for capital replacements.

At June 30, 2004, Grace had available liquidity in the form of cash ($371.7 million), net cash value of life insurance ($96.6 million) and unused credit under its debtor-in-possession facility ($215.2 million). Grace believes that these sources and amounts of liquidity are sufficient to support its strategic initiatives and Chapter 11 proceedings for the foreseeable future.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Filing"). Grace's non-U.S. subsidiaries and certain of its U.S. subsidiaries were not part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the Bankruptcy Court. Recent developments in Grace's bankruptcy proceedings include:

1) The presiding district court judge, Alfred M. Wolin, was replaced by Judge Ronald L. Buckwalter of the U.S. District Court for the Eastern District of Pennsylvania.

2) Mr. David T. Austern, who currently also administers asbestos claims for the Manville Trust, was appointed legal representative for future asbestos personal injury claimants.

3) Grace's exclusive right to propose a plan of reorganization was extended through November 24, 2004. In connection with such extension, Grace is required to file a proposed plan of reorganization by October 14, 2004.

Grace is in the process of developing a proposed reorganization plan to meet the October deadline. In such plan, Grace will propose how to resolve its pre-petition liabilities and contingencies, including undisputed trade-related, employee-related and financing-related claims, as well as claims associated with asbestos-related litigation, environmental remediation, tax matters and other claims filed with the Bankruptcy Court that Grace may dispute. The Chapter 11 proceedings, including the proposed plan of reorganization due

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                                      -6-


in October or any revised plan, could result in allowable claims that differ materially from recorded amounts or amounts in Grace's proposed plan. Grace will continue to adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace's noncore liabilities. See Grace's recent Securities and Exchange Commission filings for discussion of noncore liabilities and contingencies.

                                    * * * * *

Grace is a leading global supplier of catalyst and silica products, specialty construction chemicals, building materials, and sealants and coatings. With annual sales of approximately $2 billion, Grace has over 6,000 employees and operations in nearly 40 countries. For more information, visit Grace's Web site at www.grace.com.

                                      * * *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words "believes," "plans," "intends," "targets," "will," "expects," "anticipates," or similar expressions. For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth in Grace's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q, which have been filed with the SEC.


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                                      -7-

GRACE NEWS

=====================================================================================================
W. R. Grace & Co. and Subsidiaries
Consolidated Statement of Operations                   Three Months Ended         Six Months Ended
(Unaudited)                                                   June 30,                June 30,
=====================================================================================================
Amounts in millions, except per share amounts           2004        2003         2004         2003
-----------------------------------------------------------------------------------------------------
Net sales .......................................      $572.4       $503.4     $1,090.9     $948.2
                                                    -------------------------------------------------

Cost of goods sold, exclusive of depreciation and
     amortization shown separately below ........       357.6        329.7        689.3      626.4
Selling, general and administrative expenses,
     exclusive of net pension expense shown
     separately below ...........................       112.2         94.7        214.4      186.4
Depreciation and amortization ...................        26.3         25.3         53.5       50.0
Research and development expenses ...............        13.0         14.2         25.7       28.3
Net pension expense .............................        14.9         13.2         27.2       26.7
Interest expense and related financing costs ....         3.9          4.1          7.8        8.3
Other (income) expense ..........................         4.6         (2.1)         1.4       (7.9)
Provision for environmental remediation .........      --              0.5       --            2.5
                                                    -------------------------------------------------

                                                        532.5        479.6      1,019.3      920.7
                                                    -------------------------------------------------

Income before Chapter 11 expenses,
     income taxes and minority interest .........        39.9         23.8         71.6       27.5
Chapter 11 expenses, net ........................        (3.0)        (6.8)        (7.5)      (9.5)
Provision for income taxes ......................       (13.0)       (10.2)       (23.9)     (13.3)
Minority interest in consolidated entities ......        (2.6)        (0.3)        (3.1)      (0.5)
                                                    -------------------------------------------------


                        NET INCOME ..............      $ 21.3       $  6.5     $   37.1     $  4.2
                                                    =================================================

BASIC EARNINGS PER COMMON SHARE .................      $ 0.32       $ 0.10     $   0.57     $ 0.06

Average number of basic shares ..................        65.6         65.5         65.6       65.5

DILUTED EARNINGS PER COMMON SHARE ...............      $ 0.32       $ 0.10     $   0.56     $ 0.06

Average number of diluted shares ................        65.8         65.6         65.8       65.6
=====================================================================================================

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace's Quarterly Report on Form 10-Q. Any changes not deemed to be material will be reflected in the Form 10-Q. Any changes deemed to be material will be promptly disclosed.


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                                      -8-


=======================================================================================================================
W. R. Grace & Co. and Subsidiaries
Continuing Operations Segment Basis                    Three Months Ended                    Six Months Ended
(Unaudited)                                                 June 30,                             June 30,
============================================= ==================================== ====================================
Amounts in millions                               2004       2003      % Change       2004        2003      % Change
-----------------------------------------------------------------------------------------------------------------------
NET SALES:
   DAVISON CHEMICALS(a)
     Refining Technologies...................   $168.5      $151.9        10.9%       $313.6      $285.0       10.0%
     Specialty Materials.....................    129.3       109.7        17.9%        255.1       215.7       18.3%
-----------------------------------------------------------------------------------------------------------------------
  TOTAL DAVISON CHEMICALS                        297.8       261.6        13.8%        568.7       500.7       13.6%
-----------------------------------------------------------------------------------------------------------------------

   PERFORMANCE CHEMICALS
     Construction chemicals..................    138.0       114.0        21.1%        254.4       204.8       24.2%
     Building materials......................     66.1        59.6        10.9%        125.9       113.1       11.3%
     Sealants & coatings.....................     70.5        68.2         3.4%        141.9       129.6        9.5%
-----------------------------------------------------------------------------------------------------------------------
  TOTAL PERFORMANCE CHEMICALS                    274.6       241.8        13.6%        522.2       447.5       16.7%
-----------------------------------------------------------------------------------------------------------------------
TOTAL GRACE SALES                               $572.4      $503.4        13.7%     $1,090.9      $948.2       15.0%

=======================================================================================================================

PRE-TAX OPERATING INCOME (b):
  Davison Chemicals..........................    $37.5       $27.3        37.4%        $69.5       $47.6       46.0%
  Performance Chemicals......................     38.9        25.8        50.8%         66.5        37.9       75.5%
  Corporate costs............................    (27.1)      (19.5)      (39.0%)       (48.2)      (38.4)     (25.5%)
-----------------------------------------------------------------------------------------------------------------------
PRE-TAX INCOME FROM CORE OPERATIONS               49.3        33.6        46.7%         87.8        47.1       86.4%
-----------------------------------------------------------------------------------------------------------------------

PRE-TAX (LOSS) FROM NONCORE ACTIVITIES.......     (9.5)       (7.3)      (30.1%)       (13.8)      (14.3)      (3.5%)
-----------------------------------------------------------------------------------------------------------------------
Interest expense.............................     (3.9)       (4.1)        4.9%         (7.8)       (8.3)       6.0%
Interest income..............................      1.4         1.3         7.7%          2.3         2.5       (8.0%)
-----------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CHAPTER 11 EXPENSES
     AND INCOME TAXES                             37.3        23.5         58.7%        68.5        27.0      153.7%
Chapter 11 expenses, net.....................     (3.0)       (6.8)        55.9%        (7.5)       (9.5)      21.1%
Provision for income taxes...................    (13.0)      (10.2)       (27.5%)      (23.9)      (13.3)     (79.7%)
-----------------------------------------------------------------------------------------------------------------------

     NET INCOME                                  $21.3        $6.5          NM         $37.1        $4.2          NM
=======================================================================================================================

=======================================================================================================================
KEY FINANCIAL MEASURES:
   Pre-tax income from core operations as a
       percentage of sales...................      8.6%        6.7%       1.9 pts.       8.0%        5.0%      3.0 pts.
   Pre-tax income from core operations before
       depreciation and amortization (a).....    $75.6       $58.9         28.4%      $141.3       $97.1       45.5%
       As a percentage of sales..............     13.2%       11.7%       1.5 pts.      13.0%       10.2%      2.8 pts.
=======================================================================================================================
NET SALES BY REGION:
   North America ............................   $250.7      $219.2         14.4%      $475.8      $423.5       12.3%
   Europe....................................    205.9       175.1         17.6%       399.3       329.9       21.0%
   Asia Pacific..............................     86.7        83.9          3.3%       159.5       145.3        9.8%
   Latin America.............................     29.1        25.2         15.5%        56.3        49.5       13.7%
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                           $572.4      $503.4         13.7%    $1,090.9      $948.2       15.0%
=======================================================================================================================

Note (a): Effective in May 2004, Grace realigned its product groups within the Davison Chemicals business segment as follows: Refining Technologies includes fluid cracking catalysts and additives, hydroprocessing catalysts and membranes; Specialty Materials includes silica products and polyolefin and chemical catalysts. All periods have been restated to reflect this realignment.

Note (b): Neither pre-tax income from core operations nor pre-tax income from core operations before depreciation and amortization purport to represent income or cash flow as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of the Company's performance. These measures are provided to distinguish operating results of Grace's current business base from results and related assets and liabilities of past businesses, discontinued products and corporate legacies.

NM - Not Meaningful

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
======================================================================================================================

W. R. Grace & Co. and Subsidiaries                                                           Six Months Ended
Consolidated Statement of Cash Flows (Unaudited)                                                 June 30,
======================================================================================================================
Amounts in millions                                                                       2004             2003
                                                                                      --------------------------------
OPERATING ACTIVITIES
Income before Chapter 11 expenses, income taxes and
      minority interest............................................................     $   71.6       $      27.5
Reconciliation to net cash provided by operating activities:
     Depreciation and amortization ................................................         53.5              50.0
     Interest accrued on pre-petition debt subject to compromise...................          5.4               5.8
     Loss on sale of investments and disposals of assets...........................          0.3               0.9
     Provision for environmental remediation.......................................         --                 2.5
     Income from life insurance policies, net......................................         (2.2)             (4.3)
     Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
         Working capital items.....................................................        (41.6)            (42.2)
         Contributions to defined benefit pension plans............................         (5.2)             (3.0)
         Contributions to postretirement benefit plans ............................         (5.5)             (5.7)
         Expenditures for asbestos-related litigation .............................         (3.8)             (5.8)
         Proceeds from asbestos-related insurance .................................          5.4              10.2
         Expenditures for environmental remediation ...............................         (2.9)             (6.0)
         Expenditures for retained obligations of discontinued operations..........         (0.7)             (0.7)
         Changes in accruals and other non-cash items..............................         31.4              28.4
                                                                                      --------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES BEFORE INCOME TAXES AND CHAPTER 11
     EXPENSES......................................................................        105.7              57.6
Chapter 11 expenses paid, net .....................................................         (6.1)            (10.2)
Income taxes paid, net of refunds..................................................        (13.8)            (11.7)
                                                                                      --------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES ....................................         85.8              35.7
                                                                                      --------------------------------

INVESTING ACTIVITIES
Capital expenditures ..............................................................        (22.5)            (44.8)
Business acquired, net of cash acquired............................................         --                (2.2)
Investment in life insurance policies .............................................        (11.4)             (9.1)
Proceeds from life insurance policies..............................................         10.5               5.4
Proceeds from sales of investments and disposals of assets.........................          1.3               0.8
                                                                                      --------------------------------
     NET CASH USED FOR INVESTING ACTIVITIES .......................................        (22.1)            (49.9)
                                                                                      --------------------------------

FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies.............         (2.7)             (1.4)
Borrowings under credit facilities, net of repayments .............................          6.3               4.7
Borrowings under debtor-in-possession facility, net of fees........................         (1.0)             27.0
Repayment of borrowings under debtor-in-possession facility .......................         --                --
Exercise of stock options..........................................................          0.2              --
                                                                                      --------------------------------
     NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES .........................          2.8              30.3
                                                                                      --------------------------------

Effect of currency exchange rate changes on cash and cash equivalents .............         (4.0)             18.2
                                                                                      --------------------------------
     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .............................         62.5              34.3
Cash and cash equivalents, beginning of period ....................................        309.2             283.6
                                                                                      --------------------------------
Cash and cash equivalents, end of period ..........................................     $  371.7       $     317.9
======================================================================================================================

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
=============================================================================================================================
W. R. Grace & Co. and Subsidiaries                                                         June 30,          December 31,
Consolidated Balance Sheet (Unaudited)                                                       2004                2003
=============================================================================================================================
Amounts in millions

ASSETS
CURRENT ASSETS
Cash and cash equivalents .........................................................       $     371.7         $    309.2
Accounts and other receivables, net ...............................................             400.8              347.5
Inventories .......................................................................             224.3              214.6
Deferred income taxes .............................................................              29.5               29.8
Other current assets...............................................................              22.6               27.8
                                                                                     ----------------------------------------
     TOTAL CURRENT ASSETS .........................................................           1,048.9              928.9

Properties and equipment, net......................................................             621.7              656.6
Goodwill ..........................................................................              84.8               85.2
Cash value of life insurance policies, net of policy loans.........................              96.6               90.8
Deferred income taxes .............................................................             613.7              587.1
Asbestos-related insurance expected to be realized after one year..................             264.0              269.4
Other assets ......................................................................             248.4              256.2
                                                                                     ----------------------------------------
     TOTAL ASSETS .................................................................       $   2,978.1         $  2,874.2
                                                                                     ========================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Debt payable within one year ......................................................       $      13.0         $      6.8
Accounts payable ..................................................................             114.8              101.8
Income taxes payable ..............................................................              25.3               16.6
Other current liabilities .........................................................             165.2              149.0
                                                                                     ----------------------------------------
     TOTAL CURRENT LIABILITIES ....................................................             318.3              274.2

Deferred income taxes .............................................................              34.3               35.3
Other liabilities .................................................................             366.9              296.0
                                                                                     ----------------------------------------
     TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE ..................................             719.5              605.5

LIABILITIES SUBJECT TO COMPROMISE
Pre-petition debt plus accrued interest............................................             557.2              552.7
Accounts payable...................................................................              31.4               31.9
Income taxes payable...............................................................             224.9              217.9
Asbestos-related liability.........................................................             988.4              992.3
Other liabilities..................................................................             645.6              657.5
                                                                                     ----------------------------------------
     TOTAL LIABILITIES SUBJECT TO COMPROMISE.......................................           2,447.5            2,452.3
                                                                                     ----------------------------------------
     TOTAL LIABILITIES.............................................................           3,167.0            3,057.8
                                                                                     ----------------------------------------

SHAREHOLDERS' EQUITY (DEFICIT)
Common stock.......................................................................               0.8                0.8
Paid-in capital ...................................................................             430.5              432.1
Accumulated deficit................................................................            (133.8)            (170.9)
Treasury stock, at cost............................................................            (133.9)            (135.9)
Accumulated other comprehensive loss ..............................................            (352.5)            (309.7)
                                                                                     ----------------------------------------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)..........................................            (188.9)            (183.6)
                                                                                     ----------------------------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) .........................       $   2,978.1         $  2,874.2
=============================================================================================================================